Exhibit 10.u

                                SECOND AMENDMENT
                           TO THE OPERATING AGREEMENT
                            OF LOUISVILLE HOTEL, LLC

      THIS SECOND AMENDMENT ("Second Amendment") to the Operating Agreement of Louisville Hotel, LLC, is entered into between Ridgewood Hotels, Inc., a Delaware corporation ("Ridgewood") and Louisville Hotel, L.P., a Delaware limited partnership ("Louisville") effective as of February 12, 2003.

      WHEREAS, the parties hereto are parties to that certain Operating Agreement effective May 1998 between Ridgewood and Louisville as amended by that certain First Amendment to the Operating Agreement of Louisville Hotel, LLC between Ridgewood and Louisville dated as of September 30, 1999 (the Operating Agreement, as amended, is referred to herein as the "Operating Agreement"); and

      WHEREAS, Ridgewood and Louisville desire to amend certain of the terms of the Operating Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Section 7.3 of the Operating Agreement shall be amended to include the following sentence at the end of the Section:

            "Notwithstanding the foregoing, the Manager in connection with the exercise of its rights, powers and authority under the Operating Agreement, shall not knowingly take (or knowingly omit to take) any action, or suffer or permit the Company to take (or knowingly omit to take) any action that is detrimental to the Company in any material way without the prior written consent of Louisville; provided, however, that the foregoing limitation shall not apply to the failure to exercise the Option."

      2. Section 14.2 of the Operating Agreement is deleted in its entirety and replaced with the following:

            "14.2 Obligation to Purchase Louisville Membership Interest.

                  As provided in Section 14.1 above, in connection with the
            execution of the Purchase Agreement, Ridgewood executed certain Promissory Notes in favor of Louisville in the total original cumulative principal amount of One Million Nine Hundred Thirty-Three Thousand Dollars ($1,933,000). The promissory notes consisted of (i) a note in the amount of $300,000 secured by property in Florida (the "Florida Note"), (ii) a note in the amount of $300,000 secured by property in Arizona (the "Arizona Note") and (iii) a note in the amount of $1,333,000 secured by Ridgewood's membership interests in the Company (the "Louisville

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            Note"). Contemporaneously with the execution of this Second
            Amendment, (i) Ridgewood has been released from any and all obligations under the Arizona Note, (ii) the cumulative principal amount remaining due from Ridgewood under the Louisville Note has been reduced to Nine Hundred Thirty-Three Thousand Dollars ($933,000), the interest rate has been reduced to ten percent (10%) per annum and the maturity date has been extended until February 12, 2006 and (iii) the Florida Note has been amended and restated. The amended terms of the Louisville Note are set forth in the Renewed, Amended and Restated Promissory Note of even date herewith with Ridgewood as Maker and Louisville as Holder (the "Amended Promissory Note"). The amended terms of the Florida Promissory Note are set forth in the Renewed, Amended and Restated Promissory Note (Florida) of even date herewith with Ridgewood as Maker and Louisville as Holder (the "Amended Florida Note"). In the event that on or before February 12, 2006 Ridgewood has not exercised the Purchase Right set forth in Section 14.1 and fully paid the Purchase Right Price pursuant to the provisions of Section 14.1, then Ridgewood shall be obligated to purchase (and Louisville shall sell) Louisville's membership interest and to pay the full amount of the Purchase Right Price on February 12, 2006 (the "Purchase Date"). Notwithstanding the foregoing, Ridgewood shall have the right and option to extend the Purchase Date until February 12, 2007; provided that, on or before the time of such extension, Ridgewood shall have made or cause to have been made a partial payment of no less than One Million Dollars ($1,000,000) of the Purchase Right Price (the "Partial Payment"). Ridgewood may exercise the option to extend the Payment Date by providing written notice to Louisville of its exercise of such option to extend the Purchase Date together with the Partial Payment on or before February 12, 2006. Any Partial Payment made by Ridgewood shall be credited against Louisville's Capital Contribution at the time such Partial Payment is made and shall, accordingly, reduce the total amount of the Purchase Right Price to be paid at the time the purchase is completed. In the event of a default by Ridgewood hereunder, the provisions of Section 14.3 below shall apply. The extension of the Purchase Date to February 12, 2006 shall not extend the due date of the Amended Promissory Note which shall continue to be February 12, 2006 and shall not extend or otherwise modify the principal payment schedule in the Amended Florida Note."

      3. Section 14.3 shall be amended to change the references therein from "Promissory Notes" to "Amended Promissory Note."

      4. Section 14.4 of the Operating Agreement shall be amended to include the following after the last sentence:

            "Upon any default set forth in subsections 14.3(i), 14.3(ii) or 14.3(iii) hereof, or any event of default under the terms of the Amended Promissory Note, then in any such event, Louisville, without limiting the right of


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

            Louisville to exercise any other remedies to which it is entitled, may, at its option, replace Ridgewood as Manager of the Company under the Operating Agreement and as Property Manager under the Property Management Agreement. In the event that Louisville elects to replace Ridgewood as Manager of the Company, Louisville shall become the Manager of the Company. In the event that Louisville elects to replace Ridgewood as the Property Manager, Louisville shall become the Property Manager under the Property Management Agreement and shall be entitled to receive all management fees payable to the Property Manager. In addition, at any time after such default, all amounts due and payable to Ridgewood under the Operating Agreement shall be paid over to Louisville and applied on account of and set off against any amounts owed by Ridgewood to Louisville under the Amended Promissory Note or the Operating Agreement.

            If Louisville shall elect not to replace Ridgewood as Property Manager under the Property Management Agreement, then 100% of the management fees payable to Ridgewood under the Property Management Agreement will be subordinated to all amounts owed by Ridgewood to Louisville under the Amended Promissory Note or the Operating Agreement and all such amounts shall be paid to Louisville and applied on account of and setoff against such amounts owed by Ridgewood to Louisville. Notwithstanding the foregoing, with respect to any period during which Ridgewood is the Property Manager, Ridgewood shall be entitled to reimbursement of expenses in accordance with the Property Management Agreement and shall have all other rights under the Property Management Agreement."

      5. The Definition of Preferred Return is deleted in its entirety and replaced with the following:

                  "Preferred Return" shall mean for each fiscal year or portion thereof, an amount equal to the Agreed Percent (cumulative, but not compounded and prorated for any partial fiscal year) return on the average Net Capital Contribution of a Member during such year or portion thereof. For purposes hereof, Agreed Percentage shall mean thirteen percent (13%) for the period prior to February 12, 2003 and ten percent (10%) for the period on or after February 12, 2003.

      6. Any reference to Promissory Notes in the Operating Agreement shall be deemed to be a reference to the Amended Promissory Note. Any reference to Loan Documents in the Operating Agreement shall be deemed to be a reference to the Amended Membership Interest Security Agreement between Ridgewood and Louisville of even date herewith.


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

      7. Section 19.5 is hereby amended to provide as follows:

            "19.5 Manager's Address. The name and address of the Manager is as follows:

                  Ridgewood Hotels, Inc.
                  100 Rue Charlemagne
                  Braselton, GA 30517
                  Attn: Mr. Henk Evers"

      8. Section 4.3(a) is hereby amended to delete the phrase "Except as provided in Section 4.3(b)" and to replace it with the phrase "Except as provided in Section 4.3(c)."

      9. Section 14.1 is hereby amended to delete the phrase "In addition to all other rights as set forth in this Amendment" with the phrase "In addition to all other rights as set forth in the Operating Agreement (as amended)".

      10. Louisville shall be entitled to receive, and Ridgewood shall provide within 30 days after the end of each month, copies of monthly financial statements of the Hotel including (i) a statement of the determination of the asset management fee payable to Louisville and (ii) a statement showing cash flow participation of the Members.

      11. Notwithstanding anything in the Operating Agreement to the contrary, no amount will be distributed to the Members at any time that the Hotel has a payment default under the terms of the Hotel's senior indebtedness that is secured by a mortgage on the Hotel's property.

      12. Section 10.1 is amended by adding a new subsection 10.1.5 as follows:

          "10.5.1 Notwithstanding anything herein to the contrary, no assignment or transfer of membership interests shall be allowed to the extent that it is prohibited by or would cause a default in the Loan."

      13. A new Section 7.9 shall be added to the Operating Agreement as follows:

           "7.9   Obligations of Company. The Company shall:

                  7.9.1 Maintain books and records separate from any other person or entity;

                  7.9.2 Maintain its bank account separate from any other person or entity;

                  7.9.3 Not commingle its assets with those of any other person or entity and hold all of its assets in its own name;

                  7.9.4   Conduct its own business in its own name;


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

                  7.9.5 Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity;

                  7.9.6 File its tax returns separate from those of any other entity;

                  7.9.7   Pay its own liabilities out of its own funds;

                  7.9.8 Observe all limited liability company and other organizational formalities;

                  7.9.9 Maintain an arm's length relationship with its Affiliates and enter into a transaction with Affiliates only on commercially reasonable terms (provided that it is agreed that the Loan and the Property Management Agreement are on commercially reasonable terms;

                  7.9.10 Pay the salaries of its own employees, if any, from its own funds;

                  7.9.11 Not guaranty or become obligated for the debts of any other entity;

                  7.9.12 Not hold out its credit as being available to satisfy the obligations of any other person or entity;

                  7.9.13 Not acquire the obligations or securities of its Affiliates or owners, including partners, members or shareholders as appropriate, except for the Loan;

                  7.9.14 Not make loans to any other person or entity or buy or hold evidences of indebtedness issued by any other person or entity (other than cash and investment grade securities), except for the Loan;

                  7.9.15 Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

                  7.9.16 Use separate stationery, invoices and checks bearing its own name;

                  7.9.17 Not pledge its assets for the benefit of any other person or entity;

                  7.9.18  Hold itself out as a separate entity;


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

                  7.9.19 Correct any known misunderstandings regarding its separate identity;

                  7.9.20 Not identify itself as a division of any other person or entity; and

                  7.9.21 Maintain adequate capital in light of its contemplated business operations."

      14. A new Section 7.10 shall be added to the Operating Agreement as follows:

            "7.10 Limitation on Company's and Manager's Authority.
                  Notwithstanding anything herein to the contrary, until such time as Ridgewood purchases Louisville's membership interest pursuant to Section 14.2, neither the Company nor the Manager, nor any Affiliate shall have any authority or power to take any of the following actions without the consent of all Members.

                  7.10.1 The Company shall not incur indebtedness other than the Loan except for liabilities incurred in the ordinary course of its business;

                  7.10.2 The Company shall not engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets; and

                  7.10.3 The Company shall not enter into a transaction with Affiliates except for transactions on commercially reasonable terms (provided that it is agreed that the Loan and the Property Management Agreement are on commercially reasonable terms)."

      15. Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

      To Maker:   Ridgewood Hotels, Inc.
                  100 Rue Charlemagne
                  Braselton, GA 30517
                  Attn: Mr. Henk Evers
                  Telephone: (678) 425-9000
                  Facsimile: (678) 425-6913


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

      To Holder:  Louisville Hotel, L.P.
                  c/o Sterling Centrecorp, Inc.
                  One North Clematis Street - Suite 305
                  West Palm Beach, FL 33401
                  Attn: David Kosoy
                  Telephone: (561) 835-1810
                  Facsimile: (561) 835-4118

Any notice so given by mail shall be deemed to have been given as of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so give shall be deemed given upon receipt of the same by the party to whom the same is to be given.

      16. Except as modified by the terms hereof, the provisions of the Operating Agreement shall remain in full force and effect.

      17. This Second Amendment shall be governed by Delaware law.

      18. The terms and provisions of this Second Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective Members.

      19. This Second Amendment may be executed by facsimile and in one or more counterparts and each such counterpart shall constitute one agreement.

                            [Signature Page Follows]


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

      IN WITNESS WHEREOF, this Second Amendment is executed and effective as of the date first set forth above.

                            RIDGEWOOD HOTELS, INC.                   (Seal)

                            By:_____________________________
                               Henk Evers
                               President


                            LOUISVILLE HOTEL, L.P.,
                            a Delaware limited partnership

                            By: Louisville Hotel, Inc., a            (Seal)
                                a Delaware corporation

                                By:  _______________________
                                Its: _______________________


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